                                  EXHIBIT 11

                   COMPUTATION OF PRIMARY EARNINGS PER SHARE

                                            For the three months
                                               ended March 31,
                                          --------------------------
                                             1997            1996
                                          -----------     ----------
AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING
1   Average common shares outstanding     $ 12,940,029    14,576,280

2   Net additional shares assuming
    stock options exercised and proceeds
    used to purchase treasury stock            111,578       789,422
3   Average number of common and common
    equivalent shares outstanding           13,051,607    15,365,702
                                          ============   ===========

EARNINGS

4   Net income (loss) from continuing
    operations                              (9,903,000)  $ 3,153,000

5   Net income from discontinued
    operations                               2,282,000     3,710,000

6   Gain from split-off of discontinued
    operations                              45,208,000           ---
                                          ------------   -----------

7   Net income                            $ 37,587,000   $ 6,863,000
                                          ============   ===========

PER SHARE AMOUNTS

8   Net income per share from
    continuing operations
    (line 4/ line 3)                      $      (0.76)  $      0.21

9   Net income per share from
    discontinued operations
    (line 5/ line 3)                              0.18          0.24

10  Gain per share (line 6/ line 3)               3.46           ---
                                          ------------   -----------

11  Net income per share
    (line 6/ line 3)                      $       2.88   $      0.45
                                          ============   ===========

Note: In all periods, earnings per share were calculated using the treasury stock method. Fully diluted earnings per share are not presented as they are less than 3% dilutive.